Exhibit 3.2.1

AMENDMENT NO. 1

TO

THE AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

THE BLACKSTONE GROUP L.P.

This AMENDMENT No. 1, dated as of November 3, 2009 (this “Amendment No. 1”), to the Amended and Restated Agreement of Limited Partnership, dated as of June 11, 2007 (the “Partnership Agreement”), of The Blackstone Group L.P., a Delaware limited partnership (the “Partnership”), is entered into by Blackstone Group Management L.L.C., a Delaware limited liability company, as the general partner of the Partnership (the “General Partner”) and the Limited Partners. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Partnership Agreement.

WHEREAS, the General Partner and the Limited Partners are parties to the Partnership Agreement;

WHEREAS, the General Partner wishes to amend certain provisions of the Partnership Agreement in the manner and as more fully set forth herein;

WHEREAS, pursuant to Section 13.1(e)(i) of the Partnership Agreement, the General Partner may amend any provision of the Partnership Agreement, without the approval of any Partner, any Unitholder or any other Person, to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests, treating the Common Units as a separate class for this purpose) in any material respect; and

WHEREAS, the General Partner has determined that this Amendment No. 1 does not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests, treating the Common Units as a separate class for this purposes) in any material respect.

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration acknowledged hereby, the parties hereto agree as follows:

1. Amendment to Section 7.7. Paragraphs (a) and (b) of Section 7.7 are hereby amended to reflect the following changes (~~strikethroughs~~ represent deletions and double underlines represent insertions):

(a) “To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee whether arising from acts or omissions to act occurring before or after the date of this Agreement~~; provided that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct~~ , if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any alleged conduct resulting in a criminal proceeding against the Indemnitee, such person had no reasonable cause to believe that such person’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.7(j), the Partnership shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner in its sole discretion.”

(b) “To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable determination that the Indemnitee is not entitled to be indemnified upon (i) receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7 and (ii) to the extent determined by the General Partner in its sole discretion to be necessary or advisable, receipt by the Partnership of security or other assurances satisfactory to the General Partner in its sole discretion that the Indemnitee will be able to repay such amount if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.7(j), the Partnership shall be required to ~~indemnify~~ advance expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner in its sole discretion.”

2. Ratification and Confirmation of the Partnership Agreement. Except as so modified pursuant to this Amendment No. 1, the Partnership Agreement is hereby ratified and confirmed in all respects.

3. Applicable Law. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Delaware.

4. Effectiveness. This Amendment No. 1 shall be effective as of the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date first written above.

GENERAL PARTNER:

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ Robert L. Friedman
Name:	Robert L. Friedman
Title:	Chief Legal Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner without execution hereof pursuant to Section 10.2(a) of the Partnership Agreement.

By:	BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ Robert L. Friedman
Name:	Robert L. Friedman
Title:	Chief Legal Officer